Exhibit 3.0
Articles of Amendment
Filed December 22, 2004
Secretary of State

State of Florida


             ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                       OF
                 SAFE ALTERNATIVES CORPORATION OF AMERICA, INC.
                             Document Number 514686


         Pursuant to the provisions of Chapter 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following Amendments to its Articles of
Incorporation:

         The following amendments to Articles I and IV of the Articles of Incorporation of Safe Alternatives Corporation of America, Inc. was adopted on May 14, 2004, as prescribed by the Florida Statutes, by a vote of the shareholders sufficient for approval of the Amendment.

         FIRST: Article I. The name of the corporation is MORTGAGE ASSISTANCE CENTER CORPORATION.

         SECOND:  ARTICLE IV, CAPITAL STOCK, is amended, as follows:

         The aggregate number of shares which this corporation will have authority to issue is Fifty Million (50,000,000), par value $0.001 per share.

         The effective date of the amendment is January 17, 2005.

         No other amendment to the articles of incorporation is required for the actions described in this certificate of amendment.

         Under penalty of perjury, the undersigned declares that the foregoing document was executed by the corporation and that the statements contained therein are true and correct to the best of his knowledge.

         This amendment was approved by the unanimous vote of the board of directors.

         This amendment was approved by the written consent of the majority shareholders. The number of votes cast for the amendments were sufficient for approval.


Dated this 15th day of December, 2004.

SAFE ALTERNATIVES CORPORATION OF AMERICA, INC.

 /s/Dale Hensel
----------------
By: Dale Hensel
Title: President